Exhibit 99.1

Chelsea Therapeutics Reports Phase III Trial of Northera Met Primary Endpoint and

Achieved Highly Significant Symptomatic Benefits in Neurogenic Orthostatic Hypotension

•	Northera Provided Statistically Significant Improvement Over Placebo on Composite Orthostatic Questionnaire Score (p=0.003)

•	Study Showed Statistically Significant Benefits in all 3 Composite Scores and 8 out of 10 Individual Items of Orthostatic Hypotension Questionnaire

•	Northera Treatment Resulted in Significant Improvement in Standing BP (P<0.001)

•	Management to Host Conference Call to Discuss Results at 8:30 AM ET

CHARLOTTE, NC, September 20, 2010 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced that preliminary analyses of its Phase III NORTHERA™ Study 301 met its primary endpoint. Treatment with Northera provided clinically meaningful and statistically significant improvement (p=0.003) in symptoms associated with neurogenic orthostatic hypotension (NOH), a chronic and often debilitating drop in blood pressure upon standing. Study results also showed that Northera was both safe and very well tolerated.

“We are extremely excited by these top-line results which provide validation of the safety and efficacy of Northera as a novel treatment for symptomatic neurogenic orthostatic hypotension, a serious condition for which there is an urgent need for improved treatments,” said Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “Symptoms of chronic neurogenic orthostatic hypotension are severe, not only putting patients at high risk for falls and associated injuries but also severely impacting their quality of life and generating significant added health care costs. Northera is the first and only drug to repeatedly demonstrate clinical improvement in these patients by both alleviating symptoms of neurogenic orthostatic hypotension and improving their ability to perform daily activities.”

Northera Trial Meets Primary and Multiple Secondary Endpoints

Patients randomized into this double-blind, placebo controlled study were evaluated for symptomatic and functional improvement using the orthostatic hypotension questionnaire (OHQ), which is specifically designed to rate the severity of symptoms resulting from low blood pressure and the degree those symptoms interfere with a patient’s ability to perform activities of daily living.

The OHQ is a two-part questionnaire that uses an 11-point scale (zero to 10) to assess the severity of six symptoms on the orthostatic hypotension symptom assessment scale (OHSA) and four patient function criteria on the orthostatic hypotension daily activities scale (OHDAS). The trial’s primary outcome measure, the composite OHQ score, reflects the average improvement (decrease) in mean OHSA and OHDAS scores.

	Change From Randomization		Improvement Over Placebo	Statistical Significance
Primary Endpoint:	Placebo (N=79*)	Northera (N=81*)	Delta	P-Value
Composite OHQ	-0.93	-1.83	0.90	0.003

Secondary Endpoints:
OHSA:
1. Dizziness	-1.10	-2.40	1.30	<0.001
2. Vision	-0.70	-1.60	0.90	0.013
3. Weakness	-0.90	-1.90	1.00	0.007
4. Fatigue	-1.20	-1.90	0.70	0.030
5. Concentration	-0.90	-0.90	0.00	0.355
6. Head & Neck Pain	-0.80	-1.00	0.20	0.975
Composite OHSA (#1-6)	-0.95	-1.68	0.73	0.010

OHDAS:
1. Standing Short Time	-0.80	-1.90	1.10	0.003
2. Standing Long Time	-1.00	-2.30	1.30	0.001
3. Walking Short Time	-0.60	-1.70	1.10	0.009
4. Walking Long Time	-1.10	-1.80	0.70	0.007
Composite OHDAS (#1-4)	-0.92	-1.98	1.06	0.003

*	modified ITT population
*	modified ITT population

Notably, in addition to the symptomatic and functional benefits registered on the OHQ, an analysis of blood pressure findings validate Northera’s unique mechanism of action and confirmed the preferential effect of Northera on standing systolic blood pressure versus supine systolic blood pressure. Northera demonstrated a statistically significant improvement in standing systolic blood pressure (SBP) (p< 0.001) relative to placebo with Northera patients reporting a mean increase of 11.2 mmHg compared to a mean change of 3.9 mmHg in standing SBP for the placebo group. This significant improvement was achieved with a relatively minor impact on supine blood pressure, with mean standing SBP for patients on Northera increasing 12% compared to only a 6% increase in mean supine SBP. Furthermore, no patients receiving Northera had SBP>200 mmHg during the comparative phase of the trial.

No Significant Adverse Events

As anticipated, Northera proved to be safe and well tolerated at all dose levels. Headache (7.4%) was the most common adverse event reported, with all cases considered mild. Consistent with prior study results, treatment with Northera was associated with fewer patient reported falls. In Study 301, all 3 patient-reported falls were in the placebo arm while no patients on Northera arm reported falling during the one-week treatment period.

Innovative Study of Symptomatic Benefit Conducted Under Special Protocol Assessment

Study 301 was a randomized, placebo-controlled Phase III trial designed to measure the efficacy of Northera in treating symptoms of neurogenic orthostatic hypotension in patients suffering from primary autonomic failure.

The study was conducted under a Special Protocol Assessment (SPA) granted by the FDA in February 2008. An SPA provides a binding agreement that the study design, including trial size, clinical endpoints and/or data analyses is acceptable to support regulatory approval. In addition to the SPA for Study 301, the FDA granted Fast Track designation to Chelsea’s pivotal program in NOH. Fast Track designation is designed to facilitate the review of products that address serious or potentially life-threatening conditions for which there is an unmet medical need and provides the option to file a New Drug Application (NDA) on a rolling basis. This permits the FDA to review the filing as it is received, expediting the review process.

The novel design of this multi-national, placebo-controlled trial consisted of an initial open-label dose titration followed by a 7-day open-label washout period prior to a 7-day double-blind randomized, placebo-controlled treatment period. During the open-label dose titration period, all patients were titrated to an optimal therapeutic dose of Northera, up to 600 mg t.i.d., and were required to demonstrate both a blood pressure and symptomatic improvement to be eligible for the blinded study. Once a patient’s individual optimal therapeutic dose was determined, each patient was taken off drug and washed out for a 7-day period. Patients were then randomized to either placebo (N=79) or Northera treatment (N=81) for one week. At the end of the one-week period, patients were evaluated for changes in symptomatic benefit as measured by the composite OHQ. The modified intent to treat population consisted of 160 patients (65 PD, 25 MSA, 54 PAF, 16 other) enrolled across a total of 65 U.S. and international sites.

Conference Call Today at 8:30 AM ET

Chelsea will discuss the Northera Phase III clinical trial results today, September 20, 2010, at 8:30 AM Eastern Time. Interested investors may participate in the conference call by dialing 877-638-9567 (domestic) or 720-545-0009 (international). A replay will be available for one week following the call by dialing 800-642-1687 for domestic participants or 706-645-9291 for international participants and entering passcode 12191422 when prompted. Participants may also access both the live and archived webcast of the conference call on Chelsea’s web site at www.chelseatherapeutics.com.

About Neurogenic Orthostatic Hypotension

It is estimated that over 100,000 patients in the U.S. suffer from chronic symptomatic NOH, a disorder of the nervous system associated with deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart. NOH is characterized by low blood pressure, lightheadedness, dizziness, blurred vision and fainting episodes upon standing and is commonly associated with Parkinson’s disease, multiple system atrophy and pure autonomic failure.

The only FDA-approved treatment for orthostatic hypotension has not been shown effective in alleviating the symptoms of the condition and is limited in its use by a pronounced side-effect profile.

About Northera™

Northera (droxidopa), the lead investigational agent in Chelsea Therapeutics’ broad pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure – a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa is also being studied for the treatment of fibromyalgia and adult attention deficit disorder in two ongoing phase II trials and completed a phase II in intradialytic hypotension (IDH) study with positive results.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, Northera™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to Northera, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include our need to raise operating capital, our history of losses, risks and costs of drug development, including clinical trials, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder.

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Chelsea Therapeutics:

Kathryn McNeil

Investor Relations

704-973-4231